EXHIBIT 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 29, 2007 with respect to the consolidated financial statements of eToys Direct, Inc. as of February 3, 2007 and January 28, 2006 and for the years ended February 3, 2007 and January 28, 2006 and the period from May 10, 2004 (inception) to January 29, 2005, included in the Proxy Statement/Prospectus of BabyUniverse, Inc. that is incorporated by reference in Post-Effective Amendment No. 1 on Form S-3 to Form S-4 (No. 333-143765).

/s/ Ernst & Young LLP

Denver, Colorado

April 7, 2008